Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Insight Enterprises, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-238543 and 333-176021 on Form S-8 of Insight Enterprises, Inc. of our reports dated February 16, 2021, with respect to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Insight Enterprises, Inc.

Our report dated February 16, 2021 refers to a change in the Company’s method of accounting for leases in 2019 due to the adoption of the FASB’s Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Phoenix, Arizona
February 16, 2021